InspireMD to Report Fiscal Year 2013 Results on September 17th

BOSTON, MA - September 9, 2013 - InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection stents, announced today that it will release its financial results for the fiscal year ended June 30, 2013 on Tuesday, September 17, 2013. The Company will host a conference call on that day at 4:30 p.m. ET to review the Company’s financial results and business outlook.

Participants should call (877) 375-4189 (United States/Canada) or (973) 935-2046 (International) and request the InspireMD call or provide confirmation code 45736242. A live webcast of the call will be available on the Investor Relations section of the Company’s website at www.inspire-md.com/site_en/for-investors/. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

A replay of the conference call will be available approximately two hours after completion of the live conference call and will be accessible until 11:59 p.m. ET on October 1, 2013. To listen to the replay, dial (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter code 45736242. The webcast of the event will also be archived for two weeks on the Investor Relations section of the Company's website at www.inspire-md.com/site_en/for-investors/.

About Stenting and MGuard™ EPS

Standard stents were not engineered for heart attack patients. They were designed for treating stable angina patients, whose occlusion is different from that of an occlusion in a heart attack patient.

In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted, causing downstream blockages (some of which can be fatal) in a significant portion of heart attack patients.

The MGuard EPS is integrated with a precisely engineered micro net mesh that prevents the unstable arterial plaque and thrombus (clots) that caused the heart attack blockage from breaking off.

While offering superior performance relative to standard stents in STEMI patients with regard to ST segment resolution, the MGuard EPS requires no change in current physician practice – an important factor in promoting acceptance and general use in time-critical emergency settings.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard technology to make its products the industry standard for embolic protection stents and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

MGuard EPS is CE Mark approved. It is not approved for sale in the U.S. by the FDA at this time.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contacts:

Lewis Goldberg / Samantha Wolf

KCSA Strategic Communications

Phone: 212-896-1216 / 212-896-1220

Email: lgoldberg@kcsa.com / swolf@kcsa.com